Exhibit 99.1

Pinnacle Airlines to temporarily operate additional aircraft for Delta Air Lines

Accelerated schedule starts in October

MEMPHIS, Tenn. (October 1, 2008) – Pinnacle Airlines Corp. (NASDAQ: PNCL) said today that its Pinnacle Airlines, Inc. subsidiary will operate additional CRJ-900 aircraft for Delta Air Lines on a short-term basis beginning in October 2008.

“Delta has asked us to operate additional CRJ-900 aircraft that are being returned from another Delta Connection carrier beginning in October,” said Phil Trenary, Pinnacle Airlines Corp.’s president and chief executive officer.  “In addition, we are able to put to work two of our CRJ-900 aircraft as needed during the transition.  This additional flying is mutually beneficial to Delta and Pinnacle, and we are glad to assist.”

Pinnacle currently has eleven CRJ-900 aircraft in its fleet, with nine aircraft in service under its Delta Connection Agreement.  Pinnacle will receive three CRJ-900s in October and four more in November that were formerly operated by another Delta Connection carrier, temporarily taking the number in Pinnacle’s fleet to 18.  The aircraft will be leased by Pinnacle from Delta on a short-term basis.  Pinnacle will operate these temporary aircraft under the terms of the existing Delta Connection Agreement, although Pinnacle will only pay a nominal rent under the terms of the leases.

Pinnacle will operate these seven temporary CRJ-900 aircraft until the five remaining CRJ-900 aircraft that Pinnacle has on order from the manufacturer begin delivering in January 2009.  As Pinnacle’s aircraft deliver from the manufacturer, the seven temporary aircraft will be returned to Delta to be operated by another Delta Connection carrier.  Pinnacle will receive the 16th CRJ-900 from the aircraft manufacturer by May 2009.

Two of Pinnacle’s existing fleet of CRJ-900 aircraft are currently not in service under the Delta Connection Agreement.  Pinnacle will operate these two aircraft from time to time during the fourth quarter as needed to support the transition of the seven temporary aircraft into scheduled service.  On days when these two aircraft are scheduled, Delta will reimburse Pinnacle a pro-rata portion of its ownership costs related to these aircraft, in addition to normal variable compensation under the Delta Connection Agreement.  These two aircraft will enter permanent service under the Delta Connection Agreement in January, as previously planned.

Pinnacle entered into an agreement with Delta in April 2007 to operate 16 CRJ-900 aircraft as a Delta Connection carrier and began operations under the agreement in December 2007.  Pinnacle has already taken delivery of 11 of the 16 CRJ-900 aircraft on order.  The larger 76-seat CRJ-900 NextGen jet has a redesigned interior for passenger comfort, and has operating costs that are the lowest among comparably sized regional jets, providing for an economic, efficient aircraft in the Delta network.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 135 regional jets in the United States and Canada as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 60 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 140 cities and towns in North America.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162